Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PROVENTION BIO, INC.

Provention Bio, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Provention Bio, Inc. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on October 4, 2016. The Certificate of Incorporation was amended and restated on April 24, 2017 and was again amended and restated on July 19, 2018.

SECOND: Paragraph A of Article IV of the Second Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

“A. Class of Stock. The total number of shares of capital stock that the Corporation shall have authority to issue is One Hundred Seventy-Five Million (175,000,000), consisting of the following: One Hundred Fifty Million (150,000,000) shares of Common Stock, par value $0.0001 per share (“Common Stock”), and Twenty-Five Million (25,000,000) shares of undesignated Preferred Stock, par value $0.0001 per share (“Preferred Stock”).”

THIRD: That, pursuant to resolution of the Corporation’s board of directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of this Certificate of Amendment.

FOURTH: This Certificate of Amendment was duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be signed by the authorized officer below as of the date hereof.

By:	/s/ Ashleigh Palmer
Name:	Ashleigh Palmer
Title:	President and Chief Executive Officer
Signed:	May 13, 2021